UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.
Date of Report: October 12, 2005 (Date of earliest event reported)
Central Coast Bancorp (Exact name of registrant as specified in its charter)

CA (State or other jurisdiction of incorporation)	0-25418 (Commission File Number)	77-0367061 (IRS Employer Identification Number)

301 Main Street (Address of principal executive offices)		93901 (Zip Code)
(831) 422-6642 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Central Coast Bancorp and VIB Corp, El Centro, California, which is owned by Rabobank, a Dutch financial services organization, entered into a definitive agreement dated October 12, 2005, pursuant to which Central Coast Bancorp and its bank subsidiary, Community Bank of Central California, will be acquired. Under the terms of the agreement, Central Coast Bancorp's shareholders will be paid $25 per outstanding share in cash, for a total purchase price of $371 million.

Subject to obtaining applicable regulatory and Central Coast Bancorp shareholder approvals, the transaction is expected to be completed in the first quarter of 2006.

The foregoing description is qualified in its entirety by reference to the Agreement and Plan of Reorganization between VIB Corp and the Registrant dated October 12, 2005, attached hereto as Exhibit 2.1 and the Press Release attached hereto as Exhibit 99.1.

VIB Corp and the directors, executive officers and certain other officers of the Registrant have simultaneously executed the agreements required by Sections 5.21, 5.23 and 5.24 of the Agreement and Plan of Reorganization. Registrant has omitted certain exhibits and confidential schedules to the Agreement and Plan of Reorganization referenced above and agrees to furnish supplementally a copy of any omitted exhibit or confidential schedule to the Commission upon request.

Item 9.01 Financial Statements and Exhibits

2.1	Agreement and Plan of Reorganization between VIB Corp and Central Coast Bancorp dated October 12, 2005

99.1	Press Release dated October 13, 2005

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Coast Bancorp

Date: October 14, 2005	By:	/s/ Jayme C. Fields

Jayme C. Fields, Senior Vice President and Chief Financial Officer

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Exhibit Index
Exhibit No.	Description
2.1	Agreement and Plan of Reorganization between VIB Corp and Central Coast Bancorp dated October 12, 2005
99.1	Press Release dated October 13, 2005